Exhibit A

THE MACK GROUP

NAME	NUMBER OF SHARES BENEFICIALLY OWNED(1)
William L. Mack	2,471,614
Earle I. Mack	2,034,765
Mitchell E. Hersh	296,372
David S. Mack	2,266,947
Fredric Mack	912,159
Richard Mack	16,349
Stephen Mack	16,349
Andrew Mack	89,809
Beatrice Mack	89,780
David S. Mack, as Trustee for The David and Sondra Mack Foundation	125,000	(2)
Earle I. Mack, as Trustee for the Earle I. Mack Foundation	100,000	(2)
William L. Mack, as Trustee for Trust William Mack A	112,625
William L. Mack, as Trustee for Trust William Mack 4/30/92	66,934
Phyllis Mack, as Trustee for Trust f/b/o Richard Mack	416,885
Phyllis Mack, as Trustee for Trust f/b/o Stephen Mack	416,885
TOTAL	9,432,473	(2)

(1)  Includes shares of Common Stock, restricted shares of Common Stock, limited partnership units redeemable for shares of Common Stock and vested options to purchase shares of Common Stock.

(2)  David S. Mack, a member of The Mack Group, is a trustee of The David and Sondra Mack Foundation, a charitable foundation that owns 125,000 reported shares.  In addition, Earle I. Mack, a member of The Mack Group, is a trustee of the Earle I. Mack Foundation, a charitable foundation that owns 100,000 reported shares.  David S. Mack and Earle I. Mack, pursuant to Rule 13d-4 of the Securities Exchange Act of 1934, as amended, each hereby specifically disclaims beneficial ownership of any shares owned by such foundations reported on this Schedule.